Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-273653

Relating to

Preliminary Prospectus Supplement dated May 19, 2026 to

Prospectus dated August 3, 2023

Xylem Inc.

Pricing Term Sheet

May 19, 2026

$500,000,000 5.200% Senior Notes due 2033

$500,000,000 5.450% Senior Notes due 2036

Terms Applicable to Both Series of Notes

Issuer:	Xylem Inc.

Ratings (Moody’s / S&P)*:	Baa2 / BBB

Ranking of the Notes:	Senior Unsecured

Offering Format:	SEC Registered

Trade Date:	May 19, 2026

Settlement Date:	May 29, 2026 (T+7)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Use of Proceeds:	Xylem intends to use the net proceeds from the 2033 notes to repay or redeem $500 million aggregate principal amount of its 3.250% Senior Notes maturing on November 1, 2026 at or prior to maturity and for general corporate purposes. Xylem intends to allocate an amount equal to the net proceeds from the sale of the 2036 notes to finance and/or refinance, in whole or in part, a portfolio of Eligible Blue Projects as defined in “Use of Proceeds” in the prospectus supplement.

Joint Book-Running Managers:	BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
ING Financial Markets LLC
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

Co-Managers:	Deutsche Bank Securities Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
ANZ Securities, Inc.
SEB Securities, Inc.
Siebert Williams Shank & Co., LLC
Academy Securities, Inc.

Terms Applicable to the

5.200% Senior Notes due 2033

Aggregate Principal Amount:	$500,000,000

Maturity Date:	June 1, 2033

Public Offering Price:	99.808% of the principal amount

Benchmark Treasury:	4.125% due April 30, 2033

Benchmark Treasury Price and Yield:	97-28 1⁄4 ; 4.483%

Spread to Benchmark Treasury:	+75 bps

Yield to Maturity:	5.233%

Coupon:	5.200%

Interest Payment Dates:	June 1 and December 1 of each year, commencing on December 1, 2026

Day Count Convention:	30 / 360

Make-Whole Call:	Prior to April 1, 2033 at +15 bps

Par Call:	On or after April 1, 2033

Change of Control:	Puttable at 101% of principal plus accrued interest

CUSIP / ISIN:	98419M AN0 / US98419MAN02

Terms Applicable to the

5.450% Senior Notes due 2036

Aggregate Principal Amount:	$500,000,000

Maturity Date:	June 1, 2036

Public Offering Price:	99.977% of the principal amount

Benchmark Treasury:	4.375% due May 15, 2036

Benchmark Treasury Price and Yield:	97-25+; 4.653%

Spread to Benchmark Treasury:	+80 bps

Yield to Maturity:	5.453%

Coupon:	5.450%

Interest Payment Dates:	June 1 and December 1 of each year, commencing on December 1, 2026

Day Count Convention:	30 / 360

Make-Whole Call:	Prior to March 1, 2036 at +15 bps

Par Call:	On or after March 1, 2036

Change of Control:	Puttable at 101% of principal plus accrued interest

CUSIP / ISIN:	98419M AP5 / US98419MAP59

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus, as supplemented) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at (800) 854-5674, Citigroup Global Markets Inc. toll-free at (800) 831-9146, ING Financial Markets LLC toll-free at (877) 446-4930, J.P. Morgan Securities LLC collect at (212) 834-4533 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.

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